Sonic Jet Performance, Inc.
                               15662 Commerce Lane
                              Huntington Beach, CA

 January 2, 2002


 Dear Rao:

          This letter confirms that we have offered you employment with us on the following terms, to begin January 2, 2002:


1. Your initial position will be President and CFO reporting to the Board of Directors.

2. Your monthly base salary is $5,400. In addition you will be entitled to participate in a bonus program of up to 25% your annual base salary based upon achieving designated earnings targets and positive cash flow of the business. The terms of the bonus program will be outlined and agreed to by February 15, 2002.

3. In addition to your base salary you will be entitled to receive stock equal to 250,000 shares that will vest in equal portions over 2 years on each anniversary of this letter based upon continued employment through that complete period.

4. You are entitled to receive holidays, vacation, medical and dental insurance, and other standard Company benefits, all in accordance with standard Company plans and any revisions thereof. Currently the Company does not offer any medical or dental benefits.

5. You shall be reimbursed for reasonable and necessary business expenses authorized and verified to Company's satisfaction.

6. Your employment is at will. Either you or the Company may terminate this employment relationship at any time for any reason with or without cause. No one has the authority to change this except by a written agreement signed by both parties. Four weeks notice would be expected from you and would be given to you (or pay in lieu of notice) absent unusual circumstances.

7. We each mutually agree to arbitrate any and all differences, claims, or disputes, of every kind (statutory or other) arising out of your employment or its termination. Such arbitration would be in Orange County, California, or other mutually-agreed location, before the American Arbitration Association, and in lieu of any court action.


     No other promises or representations have been made to you.

     Please sign below and return the original to me to accept employment.

                                             Very truly yours,


                                             George Moseman
                                             Director, Sonic Jet Performance


        Agreed to this ____ day of _______, 20__


        -----------------------------
        Madhava Rao Mankal